Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS DAVID GOODMAN
AS CHIEF COMMERCIAL AND MARKETING OFFICER

NEW YORK, NY, November 11, 2020 -- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad” or the "Company"), a global provider of expedition cruises and adventure travel experiences, announced today it has named David Goodman as its Chief Commercial and Marketing Officer, effective November 9, 2020.

David has spent 30+ years running divisions of global multi-media organizations, overseeing revenue, marketing, content creation, production, product/technology, distribution and oversight of some of the world’s most recognizable brands and properties. Most recently he served as Executive Vice President, Marketing and Digital Development at Sotheby's, where he and his team were responsible for numerous initiatives which resulted in record growth in audience (physical/digital), revenue, e-commerce sales, content creation (web, mobile, social, video, print, AR/VR) while incorporating best-in-class technology into client-facing products and processes.

Under his leadership, David was the chief architect of Sotheby's highly successful digital strategy, which resulted in record online traffic; the creation of a global and "mobile first," discovery, registration, bidding and buying platform; a global publishing and content creation/audience platform; and apps for the iPhone, iPad, Android phone, Amazon Fire, Samsung Smart TV, and Apple TV (named one of Apple's "Best New Apps" when launched).  He also created the award winning "Treasures From Chatsworth," a 13-part series and live exhibition; new sales categories, and the creation and implementation of sophisticated internal/external advertising, insight and analytics programs.

Goodman came to Sotheby’s from The Madison Square Garden Company, where he was the President of Productions and Live Entertainment. Prior to his role at MSG, he spent 13 years at CBS in several roles, including President of CBS Live Experiences, President of CBS Interactive Music Group and President of Digital Media and Integrated Marketing for CBS Radio. David has also served as an executive at Warner Bros., President of Warnervision, a division of The Warner Music Group, and Saban Entertainment. Additionally, he has created and/or executive-produced numerous award-winning and critically acclaimed shows, series and specials across almost every facet of entertainment, which have reached, entertained and educated hundreds of millions of people around the world.

In his new role at Lindblad, Mr. Goodman will be responsible for all revenue production and will lead marketing, sales, digital product development and strategic partnerships.

“As we navigate through the COVID-19 pandemic and look to reactivate in 2021, David Goodman will be a very meaningful addition to our leadership team.  Lindblad Expeditions was on a solid growth trajectory prior to the pandemic and intends to continue on an aggressive growth plan in 2021 and beyond.  David’s skills and background will add immeasurably in building the marketing and sales platform that will fuel that growth,” stated Sven Lindblad, President and CEO of Lindblad Expeditions.

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Mr. Goodman, who will be based at Lindblad’s headquarters in New York, commented, "Since a young age, I've loved traveling, especially to places a bit off the beaten path. For almost 50 years, Lindblad has been the leader in experiential travel, taking hundreds of thousands of people on expeditions to the most extraordinary places in the world. We have a tremendous opportunity to innovate the existing business with new content, technology, products and services, which will drive interest and demand while positioning the company for future growth.  I can't think of a better opportunity both personally and professionally, especially given the timing as we prepare for the world to start traveling again.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

For more information visit us at www.expeditions.com or find us on Facebook, Twitter, Instagram, YouTube, Pinterest and LinkedIn.

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Contact: Patty Disken-Cahill, Lindblad Expeditions, 212-261-9081, pattydc@expeditions.com